Exhibit 99.01

OGE Energy Corp. reports second quarter results

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 26.3 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP, today reported earnings of $0.35 per diluted share for the three months ended June 30, 2016 compared to $0.44 per diluted share for the second quarter of 2015.

OG&E, a regulated electric utility, contributed earnings of $0.36 per share in the second quarter, compared with earnings of $0.34 per share in the second quarter last year. OGE Energy’s interest in the natural gas midstream operations contributed breakeven results compared with earnings of $0.10 per share in the year-ago quarter. The holding company posted a loss of $0.01 per share compared with breakeven results in 2015.

“Through the second quarter of 2016, our businesses are operating well and we remain focused on delivering value to our customers and shareholders” said OGE Energy Corp. Chairman, President and CEO Sean Trauschke. “As a company, we are undertaking numerous complex utility projects to position OGE for the future. I’m proud of our members’ commitment to completing these projects on-time and on-budget and at the same time maintaining top quartile safety performance.”

Discussion of Second Quarter 2016

OGE Energy's net income was $72 million in the second quarter, compared to $88 million in the year-ago quarter.

OG&E's net income was $72 million compared to $69 million in the year-ago quarter. A primary driver of the higher net income was an increase in gross margin of $15 million. The increase in gross margin was in part due to higher wholesale transmission revenues. Partially offsetting increased net income were higher O&M, depreciation and income tax expenses.

Natural Gas Midstream Operations contributed breakeven results for the second quarter of 2016 compared to net income of $18 million for the same period in 2015. The decrease is primarily due to timing associated with hedges placed on natural gas and natural gas liquids. At the OGE Enogex Holdings level, lower earnings were in part a result of a change in state law which increased deferred state tax liabilities. Enable Midstream issued cash distributions to OGE of approximately $35 million in both the second quarters of 2016 and 2015.

2016 Earnings Outlook
The 2016 outlook is unchanged with OG&E projected to earn $1.44 to $1.50 per average diluted share. OGE Energy consolidated earnings guidance for 2016 is $1.72 to $1.83 per average diluted share. More information regarding the Company’s 2016 earnings guidance is contained in the Company's 2015 Form 10-K and Form 10-Q for the quarter ended June 30, 2016 as filed with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results on Thursday, August 4, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 830,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 26.3 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Non-GAAP Financial Measures
OG&E has included in this release the non-GAAP financial measure Gross Margin. Gross Margin is defined by OG&E as operating revenues less fuel, purchased power and certain transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization, and other operation and maintenance expenses. Expenses for fuel and purchased power are recovered through fuel adjustment clauses and as a result changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used by other companies.

Reconciliation of Gross Margin to Revenue attributable to OG&E

	Three Months Ended
	June 30,
(Dollars in Millions)	2016	2015
Operating revenues	$551.4	$549.9
Cost of sales	197.7	210.9
Gross Margin	$353.7	$339.0

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; prices and availability of electricity, coal, natural gas and natural gas liquids; the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions Enable Midstream Partners serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream Partners' interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable Midstream Partners' gathering and processing business and transporting by Enable Midstream Partners' interstate pipelines, including the impact of natural gas and natural gas liquids prices on the level of drilling and production activities in the regions Enable Midstream Partners serves; business conditions in the energy and natural gas midstream industries including the demand for natural gas, natural gas liquids, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; the effect of retroactive repricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable Midstream Partners that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2015

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions except per share data)	2016	2015	2016	2015
OPERATING REVENUES	$551.4	$549.9	$984.5	$1,030.0
COST OF SALES	197.7	210.9	375.6	422.5
OPERATING EXPENSES
Other operation and maintenance	127.6	113.2	241.5	224.9
Depreciation and amortization	80.1	76.2	158.6	152.1
Taxes other than income	20.1	22.4	45.0	46.9
Total operating expenses	227.8	211.8	445.1	423.9
OPERATING INCOME	125.9	127.2	163.8	183.6
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	16.7	28.2	45.0	59.9
Allowance for equity funds used during construction	3.7	1.7	5.3	3.2
Other income	7.6	5.6	13.2	10.5
Other expense	(5.8)	(2.2)	(7.5)	(3.2)
Net other income	22.2	33.3	56.0	70.4
INTEREST EXPENSE
Interest on long-term debt	35.7	37.0	71.5	73.9
Allowance for borrowed funds used during construction	(1.8)	(0.8)	(2.7)	(1.6)
Interest on short-term debt and other interest charges	2.1	1.8	3.5	3.1
Interest expense	36.0	38.0	72.3	75.4
INCOME BEFORE TAXES	112.1	122.5	147.5	178.6
INCOME TAX EXPENSE	40.6	35.0	50.8	47.9
NET INCOME	$71.5	$87.5	$96.7	$130.7
BASIC AVERAGE COMMON SHARES OUTSTANDING	199.7	199.6	199.7	199.6
DILUTED AVERAGE COMMON SHARES OUTSTANDING	199.8	199.6	199.8	199.6
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.35	$0.44	$0.48	$0.66
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.35	$0.44	$0.48	$0.66
DIVIDENDS DECLARED PER COMMON SHARE	$0.27500	$0.25000	$0.55000	$0.50000

Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions)	2016	2015	2016	2015
Operating revenues by classification
Residential	$219.6	$214.0	$398.1	$408.6
Commercial	143.1	140.6	245.8	246.5
Industrial	48.8	49.3	87.0	91.0
Oilfield	38.8	42.1	71.1	79.1
Public authorities and street light	51.5	51.3	87.6	90.7
Sales for resale	0.1	9.0	0.2	20.8
System sales revenues	501.9	506.3	889.8	936.7
Integrated market	10.7	11.0	19.8	21.3
Other	38.8	32.6	74.9	72.0
Total operating revenues	$551.4	$549.9	$984.5	$1,030.0
MWH sales by classification (In millions)
Residential	2.0	2.0	4.1	4.3
Commercial	2.0	2.0	3.6	3.6
Industrial	0.9	0.9	1.8	1.8
Oilfield	0.8	0.8	1.6	1.7
Public authorities and street light	0.8	0.8	1.5	1.5
Sales for resale	—	0.2	—	0.5
System sales	6.5	6.7	12.6	13.4
Integrated market	0.4	0.5	0.8	0.7
Total sales	6.9	7.2	13.4	14.1
Number of customers	829,779	819,483	829,779	819,483
Weighted-average cost of energy per kilowatt-hour - cents
Natural gas	2.262	2.704	2.157	2.664
Coal	2.293	2.174	2.290	2.144
Total fuel	2.122	2.220	2.034	2.209
Total fuel and purchased power	2.735	2.891	2.675	2.896
Degree days (A)
Heating - Actual	159	143	1,711	1,984
Heating - Normal	203	203	2,001	2,001
Cooling - Actual	620	610	632	621
Cooling - Normal	625	625	638	638